UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES AND EXCHANGE ACT OF 1934

DECEMBER 31, 2005

Date of Report (date of Earliest Event Reported)

ISOLAGEN, INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	001-31564	87-0458888
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

405 EAGLEVIEW BLVD., EXTON, PA  19341

(Address of principal executive offices and zip code)

(484) 713-6000

 (Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c)).

Item 1.01          Entry into a Material Definitive Agreement.

Effective December 31, 2005, the Board of Directors of Isolagen, Inc. (“Isolagen”) approved the acceleration of the vesting schedule with regard to 1,352,885 unvested stock options previously granted to employees and directors of Isolagen as of such date pursuant to Isolagen’ various stock option plans and agreements. Except for the acceleration of vesting, these options will continue to be governed by their original terms and conditions. As a result of the vesting acceleration, options to purchase an aggregate of 6,912,683 shares of common stock of Isolagen became exercisable as of December 31, 2005. The action will modify stock option grant arrangements between Isolagen’s directors and the following executive officers of Isolagen, Susan Ciallella, Martin Schmieg, Marie Lindner, and Todd Greenspan.

Since Isolagen currently accounts for its stock options in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, Isolagen will record a one-time, non-cash compensation expense of approximately $15,000 in the fourth quarter of 2005 due to the acceleration of these stock options. On January 1, 2006, Isolagen will adopt Statement of Financial Accounting Standards No. 123, “Share-Based Payment” (“SFAS 123R”) and will begin recording the cost of stock options in the consolidated financial statements based on their fair value. While the impact of adopting Statement 123R on Isolagen’ financial statements will depend on the method of adoption, the level of stock-based compensation awards and the valuation method selected by management, the acceleration of these unvested options will reduce the amount of compensation expense that otherwise would have been recorded by Isolagen in future periods under SFAS 123R.

[THE SIGNATURE PAGE FOLLOWS.]

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ISOLAGEN, INC.

Date: January 6, 2005	By:	/s/ Susan Ciallella
Susan Ciallella, CEO